Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-2 No. 333-000000) and related Prospectus of USA Technologies, Inc. for the registration of 35,000,000 shares of its common stock and to the incorporation by reference therein of our report dated September 12, 2003, except for Note 17, as to which the date is September 30, 2003, with respect to the consolidated financial statements of USA Technologies, Inc. included in its Annual Report (Form 10-KSB) for the year ended June 30, 2003, and our report dated September 27, 2002 with respect to the consolidated financial statements of USA Technologies, Inc. included in its Annual Report (Form 10-KSB) for the year ended June 30, 2002, filed with the Securities and Exchange Commission.



                                                   /s/ Ernst & Young LLP



Philadelphia, Pennsylvania
August 10, 2004